CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 42 to Registration Statement No. 002-85030 on Form N-1A of our report dated November 24, 2010, relating to the financial statements and financial highlights of Nicholas II, Inc. (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended September 30, 2010, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

Milwaukee, Wisconsin
January 28, 2011